As filed with the Securities and Exchange Commission on September 15, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOODY’S CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3998945
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7 World Trade Center at 250 Greenwich Street

New York, New York 10007

(Address of Principal Executive Offices, Zip Code)

RISK MANAGEMENT SOLUTIONS, INC. 2014 EQUITY AWARD PLAN

RISK MANAGEMENT SOLUTIONS, INC. 2015 EQUITY INCENTIVE PLAN

(Full title of the Plans)

John J. Goggins, Esq.

Executive Vice President and General Counsel

Moody’s Corporation

7 World Trade Center at 250 Greenwich Street

New York, New York 10007

(Name and address of agent for service)

(212) 553-0300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(a)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share, issuable in respect of awards assumed or granted units under the Risk Management Solutions, Inc. 2014 Equity Award Plan	12,642	$386.125(b)	$4,881,392.25(b)	$532.56
Common Stock, par value $0.01 per share, issuable in respect of awards assumed or granted under the Risk Management Solutions, Inc. 2015 Equity Incentive Plan	1,229,898	$386.125(b)	$474,894,365.25(b)	$51,810.98

(a)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the applicable plan. In addition, pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional securities that may be offered under the applicable plan as a result of any stock split, stock dividend or similar transactions effected without receipt of consideration which results in an increase in the number of shares of Common Stock outstanding.

(b)

Calculated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low sales prices of the Common Stock on September 13, 2021, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

On August 5, 2021, Moody’s Analytics, Inc., a Delaware corporation and a wholly owned subsidiary of Moody’s Corporation, a Delaware corporation (the “Company” or the “Registrant”) entered into a Purchase Agreement (the “Purchase Agreement”) with Daily Mail and General Trust plc, a public limited company organized under the laws of England and Wales (“Parent”), DMG Atlantic Ltd, a private limited company organized under the laws of England and Wales and a wholly owned subsidiary of Parent (“UK Seller”) and DMG US Investments, Inc., a Delaware corporation and a wholly owned subsidiary of UK Seller (the “Transferred US Entity”). Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, the Company will acquire all of the issued and outstanding common shares of the Transferred US Entity and upon the consummation of the transactions contemplated thereby, a subsidiary of the Registrant will enter into a share purchase agreement to acquire all of the outstanding ownership interests of RMS Risk Management Solutions India Pte Ltd, a private limited company organized under the laws of India and a wholly owned subsidiary of Parent.

This Registration Statement on Form S-8 is filed by the Corporation for the purpose of registering 1,242,540 shares of Common Stock, issuable to eligible participants pursuant to:

(a) awards assumed or granted by the Company under the Risk Management Solutions, Inc. 2014 Equity Award Plan; and

(b) awards assumed or granted by the Company under the Risk Management Solutions, Inc. 2015 Equity Incentive Plan.

PART I

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been previously filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are hereby incorporated by reference into this Registration Statement and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 22, 2021;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on April 29, 2021 and for the quarter ended June 30, 2021, filed with the SEC on July 30, 2021;

(c)	The Company’s Current Reports on Form 8-K filed with the SEC on April 26, 2021, June 17, 2021, August 6, 2021, August 11, 2021 and August 19, 2021 respectively; and

(d)

The description of the capital stock contained in the Registration Statement on Form 10/A-2, filed with the SEC under Section 12(b) of the Exchange Act, as amended, on June 18, 1998, including any amendments or reports filed for the purposes of updating such description.

In addition, all documents subsequently filed by the Company or the Plan with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the SEC of the Company’s Annual Report on Form 10-K covering such year shall cease to be incorporated documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company or the Plan discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

John J. Goggins, Esq., Executive Vice President and General Counsel of the Company, has rendered an opinion as to the validity of the Common Stock offered hereby. As of September 14, 2021, Mr. Goggins owned 11,861 shares of Common Stock (including 2,542 shares of unvested restricted stock) and held options to purchase 24,684 shares of Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

The Company’s Restated Certificate of Incorporation provides that the Company shall indemnify directors and officers made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals, to the fullest extent permitted by the laws of Delaware. Such indemnification shall continue after an individual ceases to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such person. The Company’s Restated Certificate of Incorporation also provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

The indemnification rights conferred by the Restated Certificate of Incorporation of the Company are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Company may also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Restated Certificate of Incorporation of the Registrant, filed as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed April 27, 2020, and incorporated herein by reference.

4.2	Amended and Restated Bylaws of the Registrant, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed December 18, 2020, and incorporated herein by reference.

5.1*	Opinion of John J. Goggins, Esq., Executive Vice President and General Counsel.

23.1*	Consent of KPMG LLP.

23.2*	Consent of John J. Goggins, Esq., Executive Vice President and General Counsel (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1*	Risk Management Solutions, Inc. 2014 Equity Award Plan

99.2*	Risk Management Solutions, Inc. 2015 Equity Incentive Plan

*	Filed herewith.

Item 9.	Undertakings.

The undersigned Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of September, 2021.

MOODY’S CORPORATION

By:	/s/ John J. Goggins
Name:	John J. Goggins
Title:	Executive Vice President and General Counsel

POWER OF ATTORNEY

We, the undersigned officers and directors of Moody’s Corporation, do hereby constitute and appoint John J. Goggins and Mark Kaye, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) and supplements hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done or have done or caused to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Rob Fauber Rob Fauber	President, Chief Executive Officer and Director (Principal Executive Officer)	September 14, 2021

/s/ Mark Kaye Mark Kaye	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 14, 2021

/s/ Caroline Sullivan Caroline Sullivan	Senior Vice President – Corporate Controller (Principal Accounting Officer)	September 14, 2021

/s/ Jorge A. Bermudez Jorge A. Bermudez	Director	September 14, 2021

/s/ Thérèse Esperdy Thérèse Esperdy	Director	September 14, 2021

/s/ Vincent A. Forlenza Vincent A. Forlenza	Director	September 14, 2021

/s/ Kathryn M. Hill Kathryn M. Hill	Director	September 14, 2021

/s/ Lloyd W. Howell, Jr. Lloyd W. Howell, Jr.	Director	September 14, 2021

/s/ Raymond W. McDaniel, Jr. Raymond W. McDaniel, Jr.	Chairman of the Board of Directors	September 14, 2021

/s/ Leslie F. Seidman Leslie F. Seidman	Director	September 14, 2021

/s/ Zig Serafin Zig Serafin	Director	September 14, 2021

/s/ Bruce Van Saun Bruce Van Saun	Director	September 14, 2021